EXHIBIT 5.1

                     [LETTERHEAD OF TAPIA, LINARES Y ALFARO]

August  13, 2001



Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178
U.  S.  A.


REGISTRATION STATEMENT ON FORM S-8
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Dear Sirs:

In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Carnival Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder (the "Rules"), which relates to the 800,000 shares (the "Shares") of its Common Stock, par value $0.01 per share, of the Company to be issued pursuant to the Carnival Corporation 2001 Outside Director Stock Option Plan (the "Plan"), we have been requested to render our opinion as to the legality of the securities being registered thereunder.

In this connection, we have examined (i) originals, photocopies or conformed copies of the Plan, (ii) the Amended and Restated Articles of Incorporation and By-Laws of the Company, each as amended to date, and (iii) records of certain of the Company's corporate proceedings. In addition, we have made such other examinations of law and facts, as we have considered necessary in order to form a basis of the opinions hereinafter expressed. When relevant facts were not independently established, we have relied upon certificates of governmental officials or officers of the Company and upon representations made in or pursuant to the Plan. In connection with such investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the Republic of Panama.

2. The Shares have been duly and legally authorized for issuance, and such shares, when issued and delivered by the Company on the terms and conditions described in the Plan and paid for in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the Republic of Panama. We express no opinion as to matters of law other than the laws of the Republic of Panama.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In giving this consent we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,


/s/ Eloy Alfaro
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Eloy Alfaro


EA/bdet